SPECTRUM CONTRIBUTION AGREEMENT

                                  by and among

                             TERRESTAR CORPORATION,

               HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD. AND

            HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

                         SPECTRUM CONTRIBUTION AGREEMENT

     This SPECTRUM CONTRIBUTION AGREEMENT, dated as of February 5, 2008 (this "Agreement"), is by and among TERRESTAR CORPORATION, a Delaware corporation (the "Company"), HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD., an exempted company organized under the laws of the Cayman Islands ("Harbinger Master") and HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P., a Delaware limited partnership ("Harbinger Special" and collectively with Harbinger Master, the "Purchaser").

     WHEREAS, as of January 30, 2008, Purchaser and the equityholders (the "Owners") of CCTV Wireless I, LLC, a Delaware limited liability company ("CCTV Parent") have entered into that certain option agreement, a true and correct copy of which has been provided to the Company (the "Option Agreement");

     WHEREAS, CCTV Parent owns all of the outstanding equity interests in and capital stock of CCTV Wireless, Inc., a Delaware corporation ("CCTV");

     WHEREAS, CCTV holds certain 1.4 GHz band licenses as described in the Option Agreement (the "CCTV Spectrum Licenses") and CCTV Parent has the right to certain intellectual property interests related to the CCTV Spectrum Licenses;

     WHEREAS, pursuant to the Option Agreement, the Owners have granted Purchaser an irrevocable option to indefeasibly purchase from the Owners all of the issued and outstanding equity of CCTV Parent for an aggregate price of $212,500,000.00, subject to certain terms and conditions set forth in the Option Agreement (collectively, the "Option") ;

     WHEREAS, the Company desires to issue and sell to Purchaser 1,200,000 shares of its Series E Junior Participating Preferred Stock, par value $0.01 per share (the "Purchased Securities") having the terms, conditions, qualifications, rights and preferences set forth in the form of certificate of designations attached to the Master Investment Agreement as Exhibit F;

     WHEREAS, Purchaser desires to assign all of its right, title and interest in and under the Option Agreement to the Company, all upon the terms and conditions set forth herein, pursuant to which the Company shall be entitled to exercise the Option, and as a result of the consummation of transactions related to the exercise of such Option, will control the CCTV Spectrum Licenses (collectively, the "Spectrum Contribution");

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.01 Specific Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings specified in this Section 1.01.

     "Agreement" has the meaning specified in the preamble to this Agreement.

     "Assignment" has the meaning specified in Section 2.01 of this Agreement.

     "CCTV" has the meaning specified in the recitals to this Agreement.

     "CCTV Parent" has the meaning specified in the recitals to this Agreement.

     "CCTV Spectrum Licenses" has the meaning specified in the recitals to this Agreement.

     "Damages" has the meaning specified in Section 7.06(a) of this Agreement.

     "Dividends" shall mean any dividends, distributions or payments made or declared in cash, stock or other property, in respect of the common stock of the Company, on or after the date of this Agreement.

     "EchoStar" means EchoStar Corporation, a Nevada corporation.

     "EchoStar Spectrum" means the 1.4 GHz band FCC licenses held by PORT L.L.C.

     "EchoStar Spectrum Agreement" means that certain Spectrum Agreement by and between EchoStar Corporation and the Company, dated as of the date hereof.

     "Escrow Agreement" means that certain agreement by and among the Company, the Purchaser, and an escrow agent, dated as of the Initial Closing Date.

     "Escrowed Shares" has the meaning specified in Section 2.03(a) of this Agreement.

     "Exercise Notice" means written notice to the Owners specifying that the Company is exercising the Option, to be delivered by the Company concurrently with the Exercise Payment on a date which is during and prior to the expiration of the Exercise Period, in accordance with Section 2.2(a) of the Option Agreement.

     "Exercise Payment" means the payment of $50,000,000 by the Purchaser to the Owners, on behalf of the Company, to be delivered concurrently with the Exercise Notice and in accordance with Section 2.2(a) of the Option Agreement.

     "Exercise Period" means the period of time from April 15, 2008 through and including July 30, 2008.

     "FCC" shall mean the United States Federal Communications Commission or any successor agency.

     "FCC Consent" has the meaning specified in Section 5.06(b) of this Agreement.

     "Final Order" means an action taken or order issued by the FCC as to which:
(i) no request for stay of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed, including any extensions thereof; (ii) no petition for reconsideration or review of the action or order, or protest of any kind, is pending and the time for filing any such petition or protest is passed;
(iii) the action or order is not subject to reconsideration or review sua sponte and the time for such reconsideration or review has passed; and (iv) the action or order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

     "Initial Closing" means the assignment of the Option, the delivery and issuance of one-half of the Purchased Securities by the Company to Purchaser and the delivery of the Exercise Notice by the Company to the Owners accompanied by the Exercise Payment by the Purchaser to the Owners on behalf of the Company.

     "Initial Closing Date" means the date that is the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Sections 5.01, 5.02 and 5.03 (other than those conditions that by their terms are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or at such other time and date as the parties hereto mutually shall agree, but which shall in any event, be no earlier than the commencement of the Exercise Period and no later than its expiration.

     "Liens" means any lien, pledge, charge, security interest, encumbrance, mortgage, reversionary interest, transfer restriction, right of first refusal, preemptive right, or other adverse claim, defect of title, limitation or restriction of any type or nature whatsoever.

     "Master Investment Agreement" means the Master Investment Agreement, of even date herewith, by and among the Company, TerreStar, and Purchaser.

     "Option Agreement" has the meaning specified in the recitals to this Agreement.

     "Option Closing" shall mean the consummation of the Spectrum Contribution.

     "Option Closing Date" shall mean that date that is the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Sections 5.04, 5.05 and 5.06 (other than those conditions that by their terms are to be satisfied at the Option Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or at such other time and date as the parties hereto mutually shall agree, but which shall in any event, be later than the Outside Date.

     "Option Closing Payment" means an amount equal to $112,500,000, plus any other amounts to be paid by Harbinger (as defined in the Option Agreement) under the Option Agreement (in the form in which it is assigned to the Company at the Initial Closing) and not previously paid, which the Purchaser shall pay on the Company's behalf to the persons specified in, and in compliance with, Section
2.3 of the Option Agreement.

     "Order" means any order, injunction, judgment, decision, decree, ruling, writ, assessment or arbitration award of any governmental or quasi-governmental body, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, local, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

     "Organizational Documents" means, with respect to any Person that is a corporation, its certificate of incorporation and bylaws, with respect to any Person that is a partnership or limited partnership, its partnership agreement, and with respect to any Person that is a limited liability company, its limited liability company or operating agreement, in each case, or such other comparable instruments or governing documents, as applicable.

     "Outside Date" means the "Outside Date" as defined in Section 2.4(a)(i) of the Option Agreement or as extended pursuant to the Option Agreement, whichever is later.

     "Owners" has the meaning specified in the recitals to this Agreement.

     "Purchased Securities" has the meaning specified in the recitals to this Agreement.

     "Purchaser" has the meaning specified in the preamble to this Agreement.

     "Purchaser Indemnified Persons" has the meaning specified in Section 7.06(a) of this Agreement.

     "Purchaser Representatives" has the meaning specified in Section 7.06(a) of this Agreement.

     "Stockholder Approval" shall mean the affirmative vote or consent of the stockholders of the Company holding more than 50% of the voting stock of the Company, of this Agreement and the transactions contemplated hereby (including, without limitation, the issuance of the Purchased Securities to the Purchaser hereunder) and the EchoStar Spectrum Agreement and the transactions contemplated thereby (including, without limitation, the issuance of shares of common stock of the Company to EchoStar thereunder), all in accordance with the requirements of the Company's Organizational Documents and the DGCL.

     "Spectrum Closings" means, collectively, the Initial Closing and the Option Closing.

     "Spectrum Contribution" has the meaning specified in the recitals to this Agreement.

     "TerreStar" means TerreStar Networks Inc., a Delaware corporation.

     Section 1.02 Other Terms. Other terms defined elsewhere in the text of this Agreement shall, unless otherwise indicated, have the meaning indicated throughout this Agreement. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Master Investment Agreement.

                                   ARTICLE II
                              ASSIGNMENT; CLOSINGS

     Section 2.01 Assignment. At the Initial Closing, the Purchaser shall assign, convey, transfer and deliver, all of its rights, title, interest and obligations, legal and equitable, including all rights of Harbinger (as defined in the Option Agreement) in, to and under the Option Agreement to the Company, free and clear of all Liens, and the Company shall accept in full and assume all of the Purchaser's rights, title, interests and obligations, legal and equitable, in, to and under the Option Agreement (the "Assignment").

     Section 2.02 Spectrum Closings. The Spectrum Closings shall take place on the Initial Closing Date and the Option Closing Date, as applicable, at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, NY 10022.

     Section 2.03 Initial Closing Deliveries.

          (a) At the Initial Closing, the Company will deliver:

               (i) to the Purchaser, evidence, satisfactory to the Purchaser, that the Company has obtained Stockholder Approval;

               (ii) to the Purchaser, one or more certificates representing one-half (1/2) of the Purchased Securities in such denominations and registered in such names as the Purchaser shall specify, together with an amount or stock or property (as applicable) equal to all Dividends that would have been paid on such Purchased Securities if they had been outstanding on and after the date hereof and to which the Purchaser is entitled under Section 6.04;

               (iii) the Escrow Agreement, duly executed by the Company and the escrow agent;

               (iv) into escrow, one or more certificates representing the remaining one-half of the Purchased Securities in such denominations and registered in such names as the Purchaser shall specify (the "Escrowed Shares"), together with an amount or stock or property (as applicable) equal to all Dividends that would have been paid on such Purchased Securities if they had been outstanding on and after the date hereof and to which the Purchaser is entitled under Section 6.04;

               (v) to the Owners, the Exercise Notice, duly executed by an authorized officer of the Company.

          (b) At the Initial Closing, the Purchaser will deliver:

               (i) to the Owners, the Exercise Payment, on behalf of the Company; and

               (ii) to the Company, the Assignment, in form satisfactory to the Company, together with evidence, satisfactory to the Company, that all consents required to be obtained to effect the Assignment shall have been obtained by all applicable parties, in compliance with applicable law (other than the FCC consent required thereunder or the waiting period applicable to the consummation of the transactions contemplated by the Option Agreement or this Agreement (if required) under the HSR Act); and

               (iii) the Escrow Agreement, duly executed by the Purchaser.

     Section 2.04 Option Closing.

          (a) At the Option Closing, the Company will deliver to the Purchaser:

               (i) a certificate, duly executed by an authorized officer of the Company, certifying that each of the conditions to closing set forth in
     Article VII of the Option Agreement has been satisfied or waived in accordance with the terms of the Option Agreement;

               (ii) a certificate, duly executed by an authorized officer of the Company, certifying that each of the conditions to closing set forth in the EchoStar Spectrum Agreement has been satisfied or waived in accordance with the terms of the EchoStar Spectrum Agreement;

               (iii) evidence, satisfactory to the Purchaser, that all consents required to be obtained from the FCC with respect to Spectrum Contribution and the transactions contemplated by this Agreement and the Option Agreement shall have been obtained by all applicable parties, in compliance with applicable law;

               (iv) evidence, satisfactory to the Purchaser, that the applicable waiting period(s) under the HSR Act in respect of the transactions contemplated under the Option Agreement and this Agreement (if required) have terminated or expired; and

               (v) or cause to be delivered to the Purchaser, the Escrowed Shares, together with an amount or stock or property (as applicable) equal to all Dividends that would have been paid on the Escrowed Shares if they had been outstanding on and after the date hereof and to which the Purchaser is entitled under Section 6.04.

          (b) At the Option Closing, the Purchaser will deliver:

               (i) to the Company, a certificate, duly executed by an authorized officer of the Purchaser, certifying that it has delivered the Option Closing Payment to the Owners on behalf of the Company in accordance with the provisions of the Option Agreement; and

               (ii) to the Owners, the Option Closing Payment, on behalf of the Company.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby makes to the Purchaser as of the date hereof the representations and warranties of the Company and TerreStar contained in Article III of the Master Investment Agreement, each of which is hereby incorporated herein by reference, and the Company further represents and warrants to the Purchaser, as of the date hereof:

     Section 3.01 FCC Licensee Status.

          (a) The Company is an FCC licensee, and/or controls an FCC licensee when its license was granted.

          (b) The Company is not the subject of an FCC investigation or Order to Show Cause that, based on FCC precedent, entails a material risk of a resulting license cancellation or revocation or is not in "red light status" under applicable FCC rules.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser represents and warrants to the Company, as of the date hereof and as of the Initial Closing Date (unless an earlier date is specified):

     Section 4.01 Authorization. Purchaser has full power and authority to enter into this Agreement. This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

     Section 4.02 No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and compliance by the Purchaser with the terms and provisions hereof and thereof, and the purchase of the Purchased Securities by the Purchaser do not and will not constitute a breach of, or a default under, the Organizational Documents of the Purchaser, or any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Purchaser is a party or by which it may be bound or to which its properties is subject, nor will any such action result in any violation of any existing Law (assuming compliance with the Securities Act and applicable securities and Blue Sky Laws of any other jurisdiction) to which the Purchaser or its property is subject.

     Section 4.03 Certain Fees. No fees or commissions for which the Company could be liable are or will be payable by the Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of its Purchased Securities or the consummation of the transactions contemplated by this Agreement.

     Section 4.04 Purchase in Ordinary Course. The Purchaser is purchasing its Purchased Securities in the ordinary course of its business and the Purchaser has not entered into any arrangement with any person to resell its Purchased Securities or to participate in the distribution of such Purchased Securities.

     Section 4.05 Unregistered Securities.

          (a) Investment. The Purchased Securities are being acquired for its own account and with no intention of distributing the Purchased Securities or any part thereof, and the Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the Securities Act or the securities or blue sky laws of any other jurisdiction. If the Purchaser should in the future decide to dispose of any of the Purchased Securities, the Purchaser understands and hereby agrees that it may do so only in compliance with the Securities Act and applicable securities and blue sky laws of any other jurisdiction, as then in effect, which may include a sale contemplated by any registration statement pursuant to which the Purchased Securities are then being offered.

          (b) Exemption. The Purchaser understands that (i) the Purchased Securities (A) have not been registered under the Securities Act or any state securities Laws, (B) will be issued in reliance upon an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof and/or Regulation D promulgated thereunder and (C) will be issued in reliance upon exemptions from the registration and prospectus delivery requirements of state securities laws which relate to private offerings, and (ii) the Purchaser must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt therefrom.

          (c) Nature of Purchaser. The Purchaser represents and warrants to the Company that (i) it is an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act and (ii) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Securities, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment;

          (d) Legend. It is understood that any certificates evidencing the Purchased Securities will bear a legend in substantially the following form:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS (I) REGISTERED UNDER THE APPLICABLE SECURITIES LAWS, (II) SUCH TRANSACTION IS PURSUANT TO RULE 144, RULE 144A OR REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (III) AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY, HAS BEEN DELIVERED TO THE COMPANY AND SUCH OPINION STATES THAT THE SECURITIES MAY BE TRANSFERRED WITHOUT SUCH REGISTRATION."

     Certificates evidencing the Purchased Securities shall not be required to contain such legend or any other legend after (i) such securities are registered for resale under the Securities Act, (ii) following any sale of such securities pursuant to and in accordance with Rule 144, (iii) if such securities are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the Staff of the Commission).

     Section 4.06 Enforceability of Option Agreement.

          (a) The Option Agreement is in full force and effect and has not been amended or modified except for any amendments or modifications that have been approved by the Company in writing.

          (b) The Purchaser and, to the Purchaser's knowledge, the Owners have in all material respects performed all the obligations under the Option Agreement required to be performed by any of them to date.

          (c) In reliance upon the Company's representations and warranties set forth in Section 3.01, Purchaser is not required to obtain from the Owners any consent for the Assignment of all rights under the Option Agreement to the Company in compliance with the terms thereunder.

     Section 4.07 No Other Representations or Warranties. The Company acknowledges and agrees that the Purchaser is not making and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Agreement.

                                   ARTICLE V
                                   CONDITIONS

     Section 5.01 Conditions Precedent to the Obligations of the Purchaser at the Initial Closing. The obligations of the Purchaser to assign the Option Agreement and deliver the Exercise Payment is subject to the satisfaction, or waiver by the Purchaser, at or before the Initial Closing, of each of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained herein and in the Master Investment Agreement shall be true and correct in all material respects as of the date hereof and as of the Initial Closing Date as though made on and as of such date;

          (b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Initial Closing, including, without limitation, delivering or causing the delivery of those items required to be delivered pursuant to Section 2.03(a);

          (c) No Material Adverse Effect. No Material Adverse Effect shall have occurred or shall exist and be continuing;

          (d) Consents and Approvals. All consents, authorizations, approvals, permits, or waivers, if any, that are required in connection with the execution and delivery of the Operative Documents or the consummation of the transactions contemplated thereby, including, without limitation, the lawful issuance and sale of the Purchased Securities pursuant to this Agreement, shall be duly obtained and effective as of the Initial Closing (including that the waiting period applicable to the consummation of the transactions contemplated by this Agreement (if required) under the HSR Act, shall have expired or been terminated);

          (e) Registration Rights Agreement. The Company shall have entered into the Registration Rights Agreement with the Purchaser in substantially the form attached as Exhibit D to the Master Investment Agreement;

          (f) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement;

          (g) Additional Documents. On or prior to the Initial Closing Date, the Company shall have furnished to the Purchaser such further certificates and documents as the Purchaser may reasonably request; and

          (h) Exercise Period. The Exercise Period shall have commenced but not yet expired.

     Section 5.02 Conditions Precedent to the Obligations of the Company at the Initial Closing. The obligations of the Company to sell the Purchased Securities and to exercise the Option at the Initial Closing is subject to the satisfaction, or waiver by the Company, at or before the Initial Closing, of each of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Purchaser contained herein shall be true and correct as of the date when made and as of the Initial Closing Date as though made on and as of such date;

          (b) Performance. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Initial Closing, including, without limitation, delivering or causing the delivery of those items required to be delivered pursuant to Section 2.03(b);

          (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement; and

          (d) Option Agreement. The Option Agreement shall be in full force and effect, shall not have been amended or modified except for any amendments or modifications that have been approved by the Company in writing and each of the parties thereunder shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Option Agreement to be performed, satisfied or complied with by them prior to delivery of the Exercise Notice (including without limitation that all amounts required to be paid by the Purchaser prior to delivery of the Exercise Notice shall have been paid). All consents required to be obtained to effect the Assignment (other than the FCC consent required thereunder or the waiting period applicable to the consummation of the transactions contemplated by the Option Agreement or this Agreement (if required) under the HSR Act) shall have been obtained by all applicable parties, in compliance with applicable law.

          (e) HSR. The waiting period applicable to the consummation of the transactions contemplated by this Agreement (if required) under the HSR Act shall have expired or been terminated.

     Section 5.03 Conditions Precedent to the Obligations of the Parties at the Initial Closing. The obligation of the Company to sell the Purchased Securities at the Initial Closing and the obligations of the Purchaser to assign the Option and deliver the Exercise Payment are subject to the satisfaction, or unanimous waiver by all parties hereto, at or before the Initial Closing, of the receipt of Stockholder Approval.

     Section 5.04 Conditions Precedent to the Obligations of the Purchaser at the Option Closing. The obligation of the Purchaser to deliver the Option Closing Payment to the Owners on behalf of the Company is subject to the satisfaction, or waiver by the Purchaser, at or before the Option Closing, of each of the following conditions:

          (a) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Option Closing, including, without limitation, delivering or causing the delivery of those items required to be delivered pursuant to Section 2.04(a);

          (b) Satisfaction of Conditions to Close Under Option Agreement. Each of the conditions to closing set forth in Article VII of the Option Agreement shall have been satisfied or waived in accordance with the terms of the Option Agreement; and

          (c) EchoStar Spectrum Agreement. The closing under the EchoStar Spectrum Agreement shall have occurred or be occurring concurrently with the Closing.

     Section 5.05 Conditions Precedent to the Obligations of the Company at the Option Closing. The obligation of the Company to consummate the Spectrum Contribution is subject to the satisfaction, or waiver by the Company, at or before the Option Closing, of each of the following conditions:

          (a) Performance. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Option Closing, including, without limitation, delivering or causing the delivery of those items required to be delivered pursuant to Section 2.04(b);

          (b) EchoStar Spectrum Agreement. The closing under the EchoStar Spectrum Agreement shall have occurred or shall occur concurrently with the Closing unless the failure of such closing under the EchoStar Spectrum Agreement to occur shall be due to (i) a breach or default by TerreStar Parent or TerreStar Networks under the EchoStar Spectrum Agreement, (ii) any waiver or modification of, or failure to enforce, any term of the EchoStar Spectrum Agreement by TerreStar Parent or TerreStar Networks, or
     (iii) any failure of a condition to such closing to be satisfied that would reasonably have been expected to be satisfied with reasonable best efforts on the part of TerreStar Parent and TerreStar Networks to achieve satisfaction of such condition; and

          (c) Delivery of Option Closing Payment. The Purchaser shall have delivered the Option Closing Payment on behalf of the Company in accordance with the provisions of the Option Agreement.

     Section 5.06 Conditions Precedent to the Obligations of the Parties to the Option Closing. The obligation of the Company to consummate the Spectrum Contribution at the Option Closing and the obligation of the Purchaser to deliver the Option Closing Payment, are subject to the satisfaction, or unanimous waiver by all parties hereto, at or before the Option Closing:

          (a) Initial Closing. The Initial Closing shall have been consummated; and

          (b) FCC Consent. All consents required to be obtained from the FCC with respect to Spectrum Contribution and the transactions contemplated by the Option Agreement and this Agreement (the "FCC Consent") shall have been obtained, free of any materially adverse conditions (other than those applicable to FCC assignments and transfers or to licenses under Part 27 of the FCC Rules generally), and such FCC Consent shall have become a Final Order; provided, however, that Purchaser may waive the requirement that the FCC Consent become a Final Order.

          (c) HSR. The waiting period applicable to the consummation of the transactions contemplated by the Option Agreement and this Agreement (if required) under the HSR Act, shall have expired or been terminated.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

     Section 6.01 Assumption of Obligations of the Purchaser under the Option Agreement. At and after the Initial Closing, in connection with the Assignment, the Company agrees to, and shall assume any and all obligations of the Purchaser pursuant to the Option Agreement, including without limitation, performing any obligation or covenant under the Option Agreement of Purchaser necessary or advisable to exercise the Option and to satisfy the conditions to closing thereunder, other than the payment of the Option Closing Payment (and related representations), which shall be and remain obligations of the Purchaser to the extent provided hereunder.

     Section 6.02 FCC Matters. The parties hereto shall cooperate and use their reasonable best efforts to persuade CCTV and the Owners to file, and to consent to the Company filing, with the FCC an application seeking the FCC Consent within fourteen (14) days after the date hereof or as soon thereafter as practicable. Upon obtaining such consent from CCTV and the Owners for the Company, the Company shall take all such actions necessary or desirable to file such application as soon as practicable. The Company shall use its reasonable best efforts to prosecute any such application and obtain the FCC Consent, cooperate with CCTV and the Owners in providing all information requested by the FCC and taking all steps reasonably necessary or appropriate to expedite the preparation, filing, prosecution and granting of any such application. Without limiting the foregoing, the parties hereto shall (i) use their reasonable best efforts to work with the Owners to cause all requisite filings and notifications to the FCC and other governmental or regulatory bodies requested or necessary in connection with the FCC Consent, the Assignment, the Initial Closing and the Option Closing and the transactions contemplated by this Agreement; (ii) furnish to the other parties such information and assistance as such parties reasonably may request and as may be reasonably necessary in connection with the preparation or prosecution of any such filings and notifications; (iii) keep the other parties promptly apprised of any communications with, and inquiries or requests for information from, such governmental or regulatory bodies with respect to the transactions contemplated by this Agreement; (iv) keep the other parties apprised of the status of all applications filed with the FCC and all other governmental or regulatory bodies responsible for communications matters;
(v) permit the other parties to review any material communication given by it to, and consult with the other parties in advance of any meeting or conference with, any such governmental or regulatory body; and (vi) use their reasonable best efforts to cause the FCC Consent-related conditions to closing to be satisfied.

     Section 6.03 Escrow Arrangements. Prior to the Initial Closing, the Company and the Purchaser shall mutually agree upon an escrow agent, and negotiate (in good faith, each acting reasonably) the Escrow Agreement, upon terms mutually satisfactory to the Company and the Purchaser, to provide for the escrow arrangements referenced herein.

     Section 6.04 Dividends. The Company hereby agrees that each issuance of Purchased Securities to the Purchaser hereof (no matter when delivered to the Purchaser hereunder) shall be made together with an amount or stock or property (as applicable) equal to all Dividends that would have been paid on such Purchased Securities if they had been outstanding on and after the date hereof. Accordingly, at the Initial Closing, an amount or stock or property (as applicable) equal to all Dividends that would have been paid on one-half of the Purchased Securities if they had been outstanding on and after the date hereof shall be delivered to the Purchaser, together with the Purchased Securities, and an amount or stock or property (as applicable) equal to all Dividends that would have been paid on the Escrowed Shares if they had been outstanding on and after the date hereof shall be delivered into escrow. Thereafter and until the Option Closing Date, an amount or stock or property (as applicable) equal to all Dividends that would have been paid on the Escrowed Shares if they had been outstanding on and after the date hereof, shall be paid into escrow and released upon the release of the Escrowed Shares.

     Section 6.05 Blue Sky Compliance. The Company will qualify the Purchased Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Purchaser shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Purchased Securities; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify,
(ii) file any general consent to service of process in any such jurisdiction or
(iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

     Section 6.06 Current Public Information. While the Purchased Securities remain outstanding, the Company will at all times make available adequate current public information within the meaning of Rule 144(c) under the Securities Act.

     Section 6.07 No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Purchased Securities in a manner that would require registration of the Purchased Securities under the Securities Act.

     Section 6.08 No General Solicitation or Directed Selling Efforts. None of the Company or any of its affiliates or any other person acting on its or their behalf will (i) solicit offers for, or offer or sell, the Purchased Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

     Section 6.09 No Stabilization. The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Purchased Securities.

     Section 6.10 Option Agreement. Prior to the Assignment, and subject to the provisions of that certain Confidentiality Agreement between the Purchaser and the Company dated as January 2, 2007, the Purchaser will provide to the Company such information as it reasonably requests regarding the Option Agreement and matters relating thereto, including the information obtained by the Purchaser or its representatives from the Owners or their representatives. Upon the reasonable request of the Company, the Purchaser shall request additional information from the Owners for the Company. The Purchaser shall take such actions as may reasonably be requested by the Company to assist in ensuring that the closing occurs under the Option Agreement, including that the Owners are taking the necessary steps to achieve the closing thereunder.

                                   ARTICLE VII
                                  MISCELLANEOUS

     Section 7.01 Termination Prior to the Initial Closing. This Agreement may be terminated and the transactions contemplated hereunder may be abandoned at any time prior to the Initial Closing, by mutual written consent of (a) the Company and (b) the Purchaser.

     Section 7.02 Termination. The obligations of the Parties under this Agreement (other than this Section 7.02) shall be terminated and the transactions contemplated hereby abandoned automatically, and without any action on the part of any party, if (i) the Option Agreement is terminated, or (ii) the closing of the transactions contemplated by the Option Agreement does not occur by the Outside Date; provided that if this Agreement is terminated pursuant to this Section 7.02 (unless such termination is due to a breach or default thereunder by the Company other than as a result of any action or inaction by the Purchaser), (w) the Assignment shall be null and void, and of no further force or effect, (x) the Purchaser shall be obligated to forfeit the Purchased Securities (including any rights with respect to those being held in escrow), return any certificate or certificates representing such Purchased Securities to the Company, (y) the Company shall forfeit any rights with respect to the Option Closing Payment and (z) the escrow agent shall release the certificates representing the Escrowed Shares to the Company. If the Company receives any refund of any amounts paid by the Purchaser under the Option Agreement, including without limitation, the Exercise Payment and/or an amount equal to $50,000,000 which was delivered by the Purchaser at the execution of the Option Agreement, the Company shall deliver such amounts to the Purchaser, as soon as practicable, and in any event, no later than five (5) Business Days after receipt thereof.

     Section 7.03 Interpretation; Severability. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word "including" shall mean "including but not limited to." Whenever any party has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. If any provision of this Agreement is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect.

     Section 7.04 Survival. The indemnities, covenants, representations and warranties of the Company and the Purchaser contained in this Agreement or made by or on behalf of the Company or the Purchaser pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Purchased Securities and shall remain in full force and effect, regardless or any termination of this Agreement or any investigation made by or on behalf of the Company or the Purchaser.

     Section 7.05 Waivers; Remedies; Amendments.

          (a) No Waiver; Remedies Cumulative. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

          (b) Amendments and Modifications. Except as otherwise provided herein, no amendment, waiver, consent or modification of any provision of this Agreement shall be effective unless signed by each of the parties hereto affected by such amendment, waiver, consent or modification. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party hereto from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle any party hereto to any other or further notice or demand in similar or other circumstances.

     Section 7.06 Indemnification. (a) In addition to all other rights and remedies available to the Purchaser, the Company shall indemnify, defend and hold harmless each Purchaser and its affiliates and their respective partners, members, officers, directors, employees, agents and representatives (collectively, the "Purchaser Representatives"; and together with the Purchaser, the "Purchaser Indemnified Persons") against all losses, assessments, damages, liabilities, costs and expenses (including, but not limited to, interest, penalties and reasonable legal and accounting fees and expenses) (collectively, "Damages") and none of the Purchaser Indemnified Persons shall be liable to the Company or any other stockholder of the Company for or with respect to any and all Damages related thereto or incurred in enforcing this Section 7.06, in connection with:

               (i) any breach of a representation or warranty by the Company under (a) this Agreement, including Article III of this Agreement, (b) any of the Operative Documents, (c) any of the exhibits or schedules thereto, or (d) any of the certificates or other documents furnished pursuant thereto by or on behalf of the Company; and

               (ii) any breach of any covenant or agreement by the Company (a) this Agreement; (b) any of the Operative Documents; (c) any of the exhibits or schedules thereto; or (d) any of the certificates or other documents furnished pursuant thereto by or on behalf of the Company.

               (b) All indemnification rights hereunder shall survive the execution and delivery of the Operative Documents and the consummation of the transactions contemplated herein and therein, notwithstanding any inquiry or examination made for or on behalf of, or any knowledge of the Purchaser and/or any of the other Purchaser Indemnified Persons or the acceptance by the Purchaser of any certificate or opinion.

     Section 7.07 Binding Effect; Assignment. This Agreement shall be binding upon the Company, the Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

     Section 7.08 Non-Disclosure. Notwithstanding anything herein to the contrary, the Confidentiality Agreement shall remain in full force and effect according to its terms regardless of any termination of this Agreement.

     Section 7.09 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

          (a) If to a Purchaser:

              Harbinger Capital Partners Master Fund I, Ltd.
              Harbinger Capital Partners Special Situations Fund, L.P. c/o Harbinger Capital Partners Funds
              555 Madison Avenue, 16th Floor
              New York, New York 10022
              Attn: Jeffrey T. Kirshner, Esq.
              Facsimile: 212-508-3721

              with copies to (such copies not constituting notice hereunder):

              Harbert Management Corporation
              One Riverchase Parkway South
              Birmingham, Alabama 35244
              Attn: General Counsel
              Facsimile: 205-987-5568

              and

              Bingham McCutchen LLP
              150 Federal Street
              Boston, Massachusetts 02110
              Attention: Joseph J. Basile, Jr.
              Facsimile: (212) 752-5378

          (b) If to the Company:

              TerreStar Networks Inc.
              12010 Sunset Hills Road, 6th Floor
              Reston, VA 20190
              Attention: Jeffrey Epstein
              Tel:  (___) ___-____
              Fax:  (___) ___-____

              with a copy (which shall not constitute notice) to:

              Hogan &  Hartson LLP
              555 13th Street, NW
              Washington, DC 20004-1109
              Attention: ______________
              Tel:  (___) ___-____
              Fax:  (___) ___-____

or to such other address as the Company or the Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

     Section 7.10 Entire Agreement. This Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by the Company or any of its Affiliates or the Purchaser or any of its Affiliates set forth herein or therein. This Agreement and the other agreements and documents referred to herein supersede all prior agreements and understandings between the parties with respect to such subject matter.

     Section 7.11 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws.

     Section 7.12 Fees and Expenses. The Company shall bear (i) its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby and (ii) the expenses and legal fees incurred by the Purchaser with respect to this Agreement and the transactions contemplated hereby.

     Section 7.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth.


                                        TERRESTAR CORPORATION

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________


                                        HARBINGER CAPITAL PARTNERS
                                        MASTER FUND I, LTD.

                                        By: Harbinger Capital Partners Offshore
                                        Manager, L.L.C., as investment manager

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________


                                        HARBINGER CAPITAL PARTNERS SPECIAL
                                        SITUATIONS FUND, L.P.

                                        By: Harbinger Capital Partners Special
                                        Situations GP, LLC, as general partner

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

SK 03773 0003 853033